Exhibit 10.6

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made by and between [            ] (“Employee”) and Philadelphia Energy Solutions LLC, a limited liability company organized under the laws of Delaware (“Company”).

W I T N E S S E T H:

WHEREAS, Company desires to employ Employee on the terms and conditions, and for the consideration, hereinafter set forth and Employee desires to be employed by Company on such terms and conditions and for such consideration.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Company and Employee agree as follows:

ARTICLE I.
EMPLOYMENT AND DUTIES

1.1                               Employment; Effective Date.  Company agrees to employ Employee and Employee agrees to be employed by Company under the terms of this Agreement, beginning as of the Effective Date and continuing for the period of time set forth in Article II of this Agreement, subject to the terms and conditions of this Agreement.  For the purposes of this Agreement, the “Effective Date” shall be September 8, 2012.

1.2                               Positions.  Employee shall be employed by Company and serve in the position(s), identified in Exhibit A or in such other positions as Company may designate, and Employee shall report to the individual or body identified in Exhibit A or Company may otherwise designate.

1.3                               Duties and Services.  Employee agrees to serve in the position(s) referred to in Section 1.2 and to perform diligently and to the best of Employee’s abilities the duties and services appertaining to such position(s), as well as such additional duties and services appropriate to such position(s) which the parties mutually may agree upon from time to time.  Employee’s employment shall also be subject to the policies maintained and established by Company, as such policies may be amended from time to time.

1.4                               Other Interests.  Employee agrees, during the period of his employment by Company, to devote his full business time, energy and attention to the business and affairs of Company and its Affiliates, if applicable.  Employee may serve on corporate, industry, civic, religious or charitable boards or committees without violating this Section 1.4 (including, for the avoidance of doubt, those interests set forth in Exhibit B) so long as such activities do not violate the terms of Articles V or VII of this Agreement, present a conflict of interest, or interfere in any material respect with the performance of the Employee’s duties and responsibilities pursuant to this Agreement; provided, further that any service by Employee on a board or committee of a for-profit entity shall be subject to the prior approval of the Board of Directors of Company (the

“Board”), which such approval shall not be unreasonably withheld.  For purposes of this Agreement, “Affiliate(s)” means any entity which is directly or indirectly controlled by the Company.

1.5                               Duty of Loyalty.  Employee acknowledges that Employee owes a fiduciary duty of loyalty, fidelity and allegiance to act in the best interests of Company and its Affiliates and to do no act that, to Employee’s knowledge, would injure the business, or reputation of Company or its Affiliates.  Consistent with those duties, Employee agrees to disclose to Company all business opportunities pertaining to Company’s and its Affiliates’ businesses and shall not appropriate (directly or indirectly) for Employee’s own benefit business opportunities concerning Company’s and its Affiliates’ businesses.  If Employee’s other business interests present a conflict of interest with Company’s or any of its Affiliates’ businesses, Employee shall fully disclose the conflict and the parties shall resolve the conflict.

1.6                               Status as a Partner.  Employee acknowledges that for so long as Employee continues to hold equity interests in Company, Employee will be considered a partner of Company (rather than an employee) for income and employment taxation purposes and, subject to Section 3.7, will be solely responsible for all additional taxation and reporting obligations related to Employee being a partner of Company.  In addition, by virtue of Employee’s status as a partner of Company, Employee may not be eligible to participate in certain benefit plans sponsored by Company and its Affiliates.  Notwithstanding the foregoing, Employee will not be entitled to receive tax distributions pursuant to the Amended and Restated Limited Liability Agreement of Company, dated as of September 8, 2012 and as further amended from time to time, the “Company LLC Agreement”) with respect to amounts payable hereunder that constitute guaranteed payments for services including, without limitation, those payments and benefits described in Article III.

ARTICLE II.
TERM AND TERMINATION OF EMPLOYMENT

2.1                               Term.  Unless sooner terminated pursuant to other provisions hereof, Company agrees to employ Employee for the period beginning on the Effective Date and ending on December 31, 2015 (the “Primary Employment Period”).  On the expiry of the Primary Employment Period, and on December 31 of each year thereafter, if Employee’s employment under this Agreement has not earlier terminated pursuant to Section 2.2 or 2.3, then such term of employment shall be extended automatically for an additional one-year period unless on or before the date that is ninety (90) days prior to the first day of any such extension period either party gives written notice to the other that no such automatic extension shall occur (each such extended term is referred to herein as an “Additional Employment Period”).

2.2                               Company’s Right to Terminate.  Notwithstanding the provisions of Section 2.1, Employee’s employment by Company shall automatically terminate upon the death of Employee, and Company shall have the right to terminate Employee’s employment under this Agreement at any time for any of the following reasons:

(a)                                 upon Employee’s becoming incapacitated by accident, sickness or other circumstance which renders him mentally or physically incapable of performing the duties and services required of him hereunder on a full-time basis for a period of at least 120 consecutive days or for a period of 180 days during any 12-month period (the Employee’s “Disability”);

(b)                                 for Cause, as defined below; or

(c)                                  at any time for any other reason whatsoever or for no reason at all, sole discretion of Company.

For purposes of this Agreement “Cause” shall mean Employee (i) has been convicted of, or pleaded no contest to, a misdemeanor involving moral turpitude or a felony, (ii) has engaged in conduct which is materially injurious (monetarily or otherwise) to Company or any Company Affiliate (including, without limitation, misuse of any of Company’s funds or other property), (iii) has engaged in gross negligence or willful misconduct in the performance of Employee’s duties, (iv) has willfully refused without proper legal reason to perform Employee’s duties, or (v) has breached any material provision of this Agreement.  For purposes of this definition, no act or failure to act will be deemed “willful” unless effected by the Employee not in good faith and without a reasonable belief that his action or failure to act was in or not opposed to the Company’s best interests.

2.3                               Employee’s Right to Terminate.  Notwithstanding the provisions of Section 2.1, Employee shall have the right to terminate his employment under this Agreement for any of the following reasons:

(a)                                 for “Good Reason,” which for purposes of this Agreement shall mean, without Employee’s prior written consent, (i) a material breach by Company of any material provision of this Agreement, (ii) any material diminution of Employee’s base salary, (iii) any material diminution in Employee’s authority, duties or responsibilities at Company or (iv) Company requiring Employee to relocate to a primary place of employment that is located more than fifty (50) miles outside of the Philadelphia metropolitan area provided, however, that, prior to Employee’s termination of employment under this Section 2.3(a), Employee must give written notice to Company of any Good Reason event within 30 days after Employee has actual knowledge of the facts or circumstances giving rise thereto and such event must remain uncorrected for 30 days following such written notice; or

(b)                                 at any time for any other reason whatsoever or for no reason at all.

2.4                               Notice of Termination and Effective Date of Termination.

(a)                                 Notice of Termination.  If Company or Employee desires to terminate Employee’s employment hereunder at any time prior to expiration of the term of employment as provided in Section 2.1, it or he shall do so by giving written notice to the other party that it or he has elected to terminate Employee’s employment hereunder and stating the effective date of the termination and reason for such termination; provided, however, that in the case of non-renewal, any such notice provided by Company or Employee to the other party shall be provided at least 90 days prior to the first day of what would have been the next applicable Additional Employment Period.  In the event that Employee has provided notice to Company of his termination of employment, Company may determine, in its sole discretion, that such termination shall be effective on any date prior to the effective date of termination provided in such notice (and, if such earlier date is so required, then it shall not change the basis for Employee’s termination of employment nor be construed or interpreted as a termination of employment pursuant to Section 2.1 or Section 2.2).  No action by either party pursuant to this Section 2.4(a) shall alter or amend any other provisions hereof or rights arising hereunder, including, without limitation, the provisions of Articles V and VII hereof.

(b)                                 Date of Termination.  The effective date of Employee’s termination will be as follows:  (i) if Employee’s employment is terminated by his death, the date of his death; (ii) if Employee’s employment is terminated by Company for any reason, then the date specified in the notice of termination delivered to Employee by Company; (iii) if Employee’s employment is terminated by Employee pursuant to Section 2.3 above, then, unless Company exercises its right pursuant to Section 2.4(a) above to specify an earlier date, the date specified in the notice of such termination delivered to Company by Employee; and (iv) if Employee’s employment terminates due to the giving of a non-renewal notice pursuant to Section 2.1 above, the last day of the Primary Employment Period or Additional Employment Period, as applicable.

2.5                               Deemed Resignations.  Unless otherwise agreed to in writing by Company and Employee prior to the termination of Employee’s employment, any termination of Employee’s employment shall constitute an automatic resignation of Employee (i) as an officer of Company and each Company Affiliate (if applicable), and (ii) from the board of directors (or similar governing body) of Company and each of Company’s Affiliates (if applicable) and (iii) from the board of directors (or similar governing body) of any corporation, limited liability company or other entity in which Company holds an equity interest and with respect to which board (or similar governing body) Employee serves as a designee or other representative of Company.

2.6                               Separation from Service.  For purposes of this Agreement, references to Employee’s termination of employment shall mean, and be interpreted in accordance with, Employee’s “separation from service” from Company within the meaning of Treasury Regulation § 1.409A-1(h)(1)(ii).

ARTICLE III.
COMPENSATION AND BENEFITS

3.1                               Base Salary.  During the Primary Employment Period and, if applicable, any Additional Employment Period, Employee shall receive an annualized base salary in the amount specified in Exhibit A (the “Base Salary”), which amount may be increased (but not decreased) from time to time at the sole discretion of Company.  Employee’s Base Salary shall be paid in equal installments in accordance with Company’s standard policy regarding payment of compensation to similarly situated employees, but no less frequently than monthly.

3.2                               Annual Bonuses.  Employee shall, subject to the terms of this Section 3.2, be eligible to receive an annual bonus (an “Annual Bonus”) for each complete calendar year that he is employed hereunder (each a “Bonus Year”).  At or near the beginning of each Bonus Year, the Board shall in its sole discretion specify a target budget (“Target Budget”) to be achieved during the Bonus Year.  Save for the calendar year 2012, Employee shall be entitled to receive an Annual Bonus equal to:

(a)                                 [    ]% of his Base Salary if the Target Budget is achieved during the applicable Bonus Year;

(b)                                 [    ]% of his Base Salary if the Target Budget is exceeded by 30% or more during the applicable Bonus Year; or

(c)                                  [    ]% of his Base Salary if the Target Budget is exceeded by 60% or more during the applicable Bonus Year.

If the Target Budget is not achieved, Employee shall not be eligible to receive any Annual Bonus in the applicable Bonus Year unless otherwise determined by the Board in its sole discretion.  Additional bonus payments may be made at the sole discretion of the Board.  For the calendar year 2012 and notwithstanding the fact that Employee shall not be employed for the complete calendar year, Employee shall be entitled to receive an Annual Bonus in an amount to be determined by the Board in its sole discretion.  Company shall pay each Annual Bonus earned, if any, with respect to a Bonus Year on or before March 15 of the year following the Bonus Year; provided, however, that if audited financial statements for Company for the Bonus Year are not completed on or before March 5 of the year following the Bonus Year, then the Annual Bonus, if any, for the Bonus Year shall be paid within 10 days after the completion of such audited financial statements but in no case later than December 31 of the year following the Bonus Year.  Except as otherwise provided in Section 6.2 or Section 6.3, Employee will be entitled to receive payment of an Annual Bonus for a Bonus Year (including 2012) only if Employee remains employed by Company through the last day of such Bonus Year.

3.3                               Deferred Bonuses.  For any Bonus Year in which an Annual Bonus is earned by Employee in accordance with Section 3.2, Employee shall be entitled to receive an additional bonus equal to 60% of the Annual Bonus earned for such Bonus Year (a “Deferred Bonus”).  Such Deferred Bonus shall be paid in three equal installments, with the first installment to be paid on or before January 31 of the first year following the payment of the applicable Annual Bonus, the second installment to be paid on or before January 31 of the second year following the payment of the applicable Annual Bonus, and the third installment to be paid on or before January 31 of the third year following the payment of the applicable Annual Bonus.  For the avoidance of doubt, no Deferred Bonus shall be paid with respect to any year in which Employee does not earn an Annual Bonus.  Employee shall be entitled to receive payment of a Deferred Bonus installment only if he remains employed by Company on the date such payment is made.  Employee shall not be entitled to any Deferred Bonus payments or installments following the termination of Employee’s employment.

3.4                               Expenses.  Company shall promptly reimburse Employee for all reasonable business expenses incurred by Employee in performing services hereunder, including all such expenses of travel and living expenses while away from home on business or at the request of Company; provided, in each case, that such expenses are incurred and accounted for in accordance with the policies and procedures established by Company from time to time.  Any such reimbursement of expenses shall be made by Company upon or as soon as practicable following receipt of supporting documentation reasonably satisfactory to Company (but in any event not later than the close of Employee’s taxable year following the taxable year in which the expense is incurred by Employee).  In no event shall any reimbursement be made to Employee for such expenses incurred after the date of Employee’s termination of employment with Company.

3.5                               Vacation.  During Employee’s employment hereunder, Employee shall be entitled to up to the number of weeks paid vacation each calendar year specified in Exhibit A (none of which may be carried forward to a succeeding year) which shall accrue pursuant to Company’s vacation policies as may be in effect from time to time.  Employee shall take such vacation days at times that are mutually agreed upon by Employee and Company.

3.6                               Other Perquisites.  During Employee’s employment hereunder, and subject to the terms and conditions of the applicable plans and programs, Employee and, to the extent applicable, Employee’s spouse, dependents and beneficiaries, shall be eligible to participate in all benefit plans and programs of Company, including improvements or modifications of the same, which are now, or may hereafter be, available to similarly situated employees of Company.  Company shall not, however, by reason of this Section 3.6, be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such plan or program.

3.7                               Bonus Payment for Certain Self-Employment Taxes.  Company shall pay to Employee an amount reasonably estimated in good faith by Company in its sole discretion to be equal to the additional amount payable by Employee by virtue of the application of the Self Employment Contributions Act (SECA) over the amount the Employee would have been responsible under the Federal Insurance Contributions Act (FICA) (the “SECA Bonus”); provided however, that the SECA Bonus shall not exceed the amount the amount Company would have otherwise been responsible for pursuant to the Federal Insurance Contributions Act (FICA) with respect to Employee had Employee been considered an employee of Company for employment tax purposes.  The SECA Bonus amount for a calendar year will be paid to the Employee on or before January 15 of the following calendar year.

ARTICLE IV.
EQUITY AWARDS

4.1                               Transaction Bonus Units.  Effective as of December 6, 2012 and subject to Employee’s execution of the Subscription Agreement (as hereinafter defined) (including obtaining any required spousal consents), Employee shall receive a bonus (the “Transaction Bonus”) in the amount of set forth in Exhibit A, which shall immediately be used to purchase the number of Common Units of Company set forth in Exhibit A (“Common Units”) (at a price per Common Unit of $1,000) pursuant to the terms of a Subscription Agreement (the “Subscription Agreement”) which Employee shall enter into with Company under terms that are substantially consistent with those set forth in Exhibit C-1.  Employee acknowledges that receipt of the Transaction Bonus will result in taxable income to Employee.  Subject to Employee’s execution of the Promissory Note (as hereinafter defined) (including obtaining any required spousal consents), Company shall loan Employee the amount set forth in Exhibit A in connection with the Transaction Bonus, which shall be applied by Company towards taxes due with respect to the

Transaction Bonus, and shall be evidenced by and governed by the terms of a promissory note which shall be executed by Employee and Company on terms that are substantially consistent with those set forth in Exhibit C-2 (the “Promissory Note”).

4.2                               Co-investment Units.  Effective as of December 6, 2012 and subject to Employee’s execution of the Subscription Agreement (including obtaining any required spousal consents), Employee shall purchase the number of Common Units (the “Co-investment Units”) set forth in Exhibit A at a price per Common Unit of $1,000 pursuant to the terms of the Subscription Agreement.  Subject to Employee’s execution of the Promissory Note, Company shall loan Employee the amount set forth in Exhibit A, which shall be used to purchase the Co-investment Units, and shall be evidenced by and governed by the terms of the Promissory Note.

4.3                               Incentive Units.  Effective as of December 6, 2012 and subject to Employee’s execution of the Incentive Unit Award Agreement (including obtaining any required spousal consents), Employee shall be granted the number of Incentive Units (as defined in Company LLC Agreement) set forth in Exhibit A.  Such holders of Incentive Units shall be entitled to rights and benefits provided for holders of Incentive Units pursuant to the Company LLC Agreement.  The Incentive Units awarded to Employee hereunder shall be governed by the terms of the Company LLC Agreement and an Incentive Unit Agreement (the “Incentive Unit Award Agreement”) that is substantially consistent with the terms (including, without limitation, vesting) set forth in Exhibit C-3.

ARTICLE V.
PROTECTION OF INFORMATION

5.1                               Access to Information.  Company and its Affiliates shall, during the time that Employee is employed by Company hereunder, (a) disclose or entrust to Employee, and provide Employee access to, or place Employee in a position to create or develop, trade secrets or other Confidential Information belonging to Company, (b) place Employee in a position to develop business goodwill on behalf of Company and (c) disclose or entrust to Employee business opportunities to be developed for Company.

5.2                               Disclosure to and Property of Company.  All information, trade secrets, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed, disclosed to, or acquired by Employee, individually or in conjunction with other employees or agents of Company or its Affiliates, during the term and in the scope of his employment that relate to Company’s or its Affiliates’ business, products or services (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or refining, production, marketing and merchandising processes and techniques, prospective names and marks) and all writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression (collectively, “Confidential Information”) shall be disclosed to Company, and are and shall be the sole and exclusive property of Company or its Affiliate, as applicable.  Employee agrees to perform all actions reasonably requested by Company to establish and confirm such exclusive ownership.  Upon termination of Employee’s employment by Company, for any reason, Employee promptly shall deliver all Confidential Information and work product, and all copies thereof, to Company.  “Confidential Information” does not, however, include any information that, at the time of disclosure by Employee, is available to the public other than as a result of any act of Employee in breach of this Agreement.

5.3                               No Unauthorized Use or Disclosure.  Employee agrees that Employee will preserve and protect the confidentiality of all Confidential Information and work product of Company and its Affiliates, and will not, at any time during or after the termination of Employee’s employment with Company, make any unauthorized disclosure of, and not remove from Company premises, and will use his best efforts to prevent the removal from Company premises of, Confidential Information and work product of Company or its Affiliates, or make any use thereof, in each case, except in the carrying out of Employee’s responsibilities hereunder.  Employee shall inform all persons or entities to whom or to which any Confidential Information shall be disclosed by him in accordance with this Agreement about the confidential nature of such Confidential Information, and Employee shall ensure that such Confidential Information is identified as being confidential, and shall call such identifying mark to such recipient’s attention.  Employee shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law and Employee making such disclosure, Employee shall provide Company with prompt notice of such requirement, and shall use his best efforts to give such notice prior to making any disclosure, so that Company may seek an appropriate protective order.  At the request of Company, Employee agrees to deliver to Company, at any time during the term of employment, or thereafter, all Confidential Information that he may possess nr control.

5.4                               Ownership by Company.  If, during Employee’s employment by Company, Employee creates any original work of authorship fixed in any tangible medium of expression which is the subject matter of copyright relating to the business, products, or services of Company or its Affiliates, whether such work is created solely by Employee or jointly with others (whether during business hours or otherwise and whether on Company’s premises or otherwise), Employee shall disclose such work to Company.  Company or its Affiliate, as applicable, shall be deemed the author of such work if the work is prepared by Employee in the scope of Employee’s employment; or, if the work is not prepared by Employee within the scope of Employee’s employment but is specially ordered by Company or its Affiliate as a contribution to a collective work, then the work shall be considered to be work made for hire and Company or its Affiliate, as applicable, shall be the author of the work.  If such work is neither prepared by Employee within the scope of Employee’s employment nor a work specially ordered and is deemed to be a work made for hire, then Employee hereby agrees to assign, and by these presents does assign, to Company all of Employee’s worldwide rights, titles, and interests in and to such work and all rights of copyright therein.

5.5                               Assistance by Employee.  During the period of Employee’s employment by Company, Employee shall assist Company and its nominee, at any time, in the protection of Company’s and its nominee’s worldwide right, title and interest in and to Confidential Information and shall execute all formal assignment documents and all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries as requested by Company or its nominee.  After Employee’s employment with Company terminates, at the request and cost of Company, Employee shall assist Company and its nominee, in the protection of Company’s or its nominee’s worldwide right, title and interest in and to Confidential Information and the execution of all formal assignment documents requested by Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries, all as may be requested by Company from time to time.

5.6                               Remedies.  Employee acknowledges that money damages would not be sufficient remedy for any breach of this Article V by Employee, and Company and each of its Affiliates shall be entitled to enforce the provisions of this Article V by terminating payments then owing to Employee under this Agreement and by specific performance and injunctive relief as remedies for such breach or any threatened breach.  Each Affiliate of Company shall be a third party beneficiary of Employee’s obligations under this Article V.

ARTICLE VI.
EFFECT OF TERMINATION ON COMPENSATION

6.1                               By Expiration; Termination By Employee for Other than Good Reason; Termination By Company for Cause.  If Employee’s employment hereunder shall terminate for any reason other than as provided in the first sentence of Section 6.2 or the first sentence of Section 6.3, then all compensation and all benefits to Employee hereunder shall terminate contemporaneously with the effective date of the termination of his employment.

6.2                               Death or Disability.  If Employee’s employment hereunder shall be terminated (A) due to Employee’s death or (B) due to Employee’s Disability (as set forth in Section 2.2(a) above), Company shall pay to Employee (or, upon Employee’s death following such termination, his beneficiaries or estate) an Annual Bonus with respect to the Bonus Year in which his employment terminates equal to the Annual Bonus actually earned for such Bonus Year (determined in accordance with Section 3.2), multiplied by a fraction, the numerator of which is equal to the number of calendar days in which Employee was employed hereunder during such Bonus Year and the denominator which is 365 (such Annual Bonus, the “Pro Rata Bonus”); provided, however, that if such termination due to death or Disability occurs prior to the end of the sixth month of the Bonus Year, Employee shall not be entitled to a Pro Rata Bonus pursuant to this Section 6.2.  The Pro Rata Bonus shall be payable at such time as the Annual Bonus would have been payable pursuant to Section 3.2.

6.3                               By Employee for Good Reason or Company Without Cause.  If Employee’s employment hereunder shall be terminated:  (A) by Employee for Good Reason as set forth in Section 2.3(a) above, or (B) by Company without Cause (and not due to Employee’s Disability or death or a non-renewal pursuant to Section 2.1) as set forth in Section 2.2(c) above, then Company shall pay to Employee (or, upon Employee’s death following such termination, his beneficiaries or estate), subject to Section 6.4 below:  (i) a lump sum payment (the “Severance Payment”) equal to two times the amount of Employee’s then-current Base Salary; and (ii) an Annual Bonus with respect to the Bonus Year in which his employment terminates equal to 50% of his Base Salary (the “Severance Bonus”).  Provided that the requirements of Section 6.3 have been met, the Severance Payment and Severance Bonus shall be paid on the 60th day following

Employee’s termination of employment, or the first business day thereafter if the 60th day is not a business day.  For the avoidance of doubt, the termination of Employee’s employment hereunder upon the expiration of the Primary Employment Period or any Additional Employment Period due to a notice of non-renewal issued by either party as set forth in Section 2.1 at least ninety (90) days prior to the first day of what would have been the next applicable Additional Employment Period shall not give rise to any entitlement to a Severance Payment or Severance Bonus set forth in this Section 6.3.

6.4                               Release and Full Settlement.  Anything to the contrary herein notwithstanding, as a condition to the receipt of any Severance Payment or Annual Bonus under this Article VI, Employee shall first execute by the Release Expiration Date, and not revoke in the time provided to do so, a release in a form acceptable to Company and substantially consistent with the form set forth as Exhibit D releasing Company, its Affiliates and their respective shareholders, members, partners, officers, directors, employees, insurers, benefit plans (and such plans’ fiduciaries) and agents from any and all claims, including any and all causes of action arising out of Employee’s employment with Company and any Company Affiliate or the termination of such employment, but excluding all claims to severance payments Employee may have under Section 6.3 of this Agreement.  The performance of Company’s obligations hereunder and the receipt of any benefits provided hereunder by Employee shall constitute full settlement of all such claims and causes of action.  Employee acknowledges Employee’s understanding that if the applicable release is not executed by the Release Expiration Date, Employee shall not be entitled to any Severance Payment or Annual Bonus payment pursuant to this Article VI.  As used herein, the “Release Expiration Date” shall mean the date that is 21 days following the date upon which Company timely delivers to Employee the release (which shall occur no later than 7 days after Employee’s termination of employment), or in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined it the Age Discrimination in Employment Act of 1967, as amended), the date that is 45 days following such delivery date.

ARTICLE VII.
NON-COMPETITION AGREEMENT

7.1                               Definitions.  As used in this Article VII, the following terms shall have the following meanings:

“Business” means the Refinery Business, as defined in the Contribution Agreement dated July 2, 2012, by and among Sunoco, Inc., Carlyle PES, L.L.C. and Company.

“Competing Business” means any business, individual, partnership, firm, corporation or other entity (other than Company and its Affiliates) which engages in the Business in the Restricted Area.

“Prohibited Period” means the period during which Employee is employed by Company or any of its Affiliates and a period of twenty four (24) months following the date of Employee’s termination of employment.  Notwithstanding the foregoing, if Employee’s employment terminates as a result of a notice of non-renewal issued by Company pursuant to Section 2.1, the Prohibited Period shall end on the date of Employee’s termination of employment.

“Restricted Area” means the United States of America.

7.2                               Non-Competition; Non-Solicitation.  Employee and Company agree to the non-competition and non-solicitation provisions of this Article VII (i) in exchange for Company’s promises set forth in Section 5.1 above, (ii) to protect the trade secrets and Confidential Information of Company disclosed or entrusted to Employee by Company or created or developed by Employee for Company and the goodwill developed by Employee on behalf of Company, (iii) in consideration of the equity awards described in Article IV above, and (iv) as an express incentive for Company to enter into this Agreement and to provide the employment, compensation and benefits provided for herein.

(a)                                 Subject to the exception set forth in Section 7.2(b) below, Employee expressly covenants and agrees that during the Prohibited Period, Employee will not directly or indirectly engage in any Business in competition with Company or its Affiliates in the Restricted Area.  During the Prohibited Period, Employee will not, and will cause Employee’s controlled Affiliates (to the fullest extent permitted by applicable law) not to, directly or indirectly, own, manage, operate, join, become an employee of, control or participate in or be connected with, or loan money or sell or lease real estate to any Competing Business in the Restricted Area, as the parties acknowledge that any such activities would be engaging in Business in competition with Company in violation of this Section 7.2(a).

(b)                                 Notwithstanding the restrictions contained in Section 7.2(a), Employee or any of employee’s Affiliates may own an aggregate of not more than 2.0% of the outstanding stock of any class of any corporation engaged in the Business, if such stock is listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities exchange, without violating the provisions of Section 7.2(a), provided that neither Employee nor any of Employee’s Affiliates has the power, directly or indirectly, to control or direct the management or affairs of any such corporation and is not involved in the management of such corporation.

(c)                                  Employee further expressly covenants and agrees that during the Prohibited Period, Employee will not, and he will cause his controlled Affiliates (to the fullest extent permitted by applicable law) not to (i) induce any officer or employee of Company or a Company Affiliate to terminate his or her employment with such entity, (ii) solicit or contact with a view to the engagement or employment of, any person who is an officer or employee of Company or a Company Affiliate, (iii) canvass, solicit, approach or entice away or cause to be canvassed, solicited, approached or enticed away from Company or a Company Affiliate any person or entity who or which is a customer of Company or a Company Affiliate during the period during which Employee is employed by Company and about whom Employee had access to Confidential Information, or (iv) canvass, solicit or approach any investor in Company or its Affiliates for the purpose of inducing such investor to invest in, or become affiliated with, an investment or business opportunity other than with Company or its Affiliates.

7.3                               Relief.  Employee and Company agree and acknowledge that the limitations as to time, geographic area and scope of activity to be restrained as set forth in Section 7.2 are reasonable and do not impose any greater restraint than is necessary to protect the legitimate business interests of Company.  Employee and Company further agree and acknowledge that money damages would not be sufficient remedy for any breach of this Article VII by Employee, and Company and its Affiliates shall be entitled to enforce the provisions of this VII by terminating payments then owing to Employee under this Agreement or otherwise performance and injunctive relief as remedies for such breach or any threatened breach.  Such remedies shall not be deemed the exclusive remedies for a breach of this Article VII but shall be in addition to all remedies available, at law or in equity, including the recovery of damages from Employee and his agents.  Each Affiliate of Company shall be a third-party beneficiary of Employee’s obligations under this Article VII.

7.4                               Reasonableness; Enforcement.  Employee hereby represents to Company that Employee has read and understands, and agrees to be bound by, the terms of this Article VII.  Employee acknowledges that the geographic scope and duration of the covenants contained in this Article VII are the result of arm’s-length bargaining and are fair and reasonable in light of (a) the nature and wide geographic scope of Company’s operation of the Business, (b) Employee’s level of control over and contact with and association with the goodwill of Company’s Business in all jurisdictions in which it is conducted, (c) the fact that the Business is conducted by Company throughout the Restricted Area and (d) the Confidential Information that Employee is receiving in connection with the performance of Employee’s duties hereunder.  It is the desire and intent of the parties that the provisions of this Article VII be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect and therefore, to the extent permitted by applicable law, Employee and Company hereby waive any provision of applicable law that would render any provision of this Article VII invalid or unenforceable.

7.5                               Reformation.  Company and Employee agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Article VII will cause irreparable injury to Company.  Employee understands that the foregoing restrictions may limit Employee’s ability to engage in certain businesses in the Restricted Area during the Prohibited Period, but acknowledges that such restrictions will not prevent Employee from earning a living.  Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced.  By agreeing to this contractual modification prospectively at this time, Company and Employee intend to make this provision enforceable under the law or laws of all applicable States and other applicable jurisdictions so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.

7.6                               Attorneys’ Fees.  In the event that it is necessary to employ the services of an attorney to enforce the prohibitions set forth in this Article VII or to defend against any purported enforcement, the prevailing Party shall be entitled to recover from the other Party all attorneys’ fees, costs and expenses reasonably incurred by it in connection therewith.

ARTICLE VIII.
DISPUTE RESOLUTION

8.1                               Choice of Law.  The parties hereto stipulate that this Agreement has been entered into in the Commonwealth of Pennsylvania and this Agreement shall be construed and interpreted and the rights of the parties governed by the internal laws of the Commonwealth of Pennsylvania.

8.2                               Venue.  The parties hereto submit to the exclusive jurisdiction of the state and federal courts, as applicable, located in Philadelphia, Pennsylvania, and appropriate appellate courts therefrom, over any dispute, controversy or claim between Employee and Company arising out of or relating to this Agreement or Employee’s employment with Company.  EACH OF THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR EMPLOYEE’S EMPLOYMENT WITH COMPANY OR THE TERMINATION THEREOF.

ARTICLE IX.
MISCELLANEOUS

9.1                               Successors; Assigns.  This Agreement is personal to Employee, and neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise transferred by Employee.  Company may assign this Agreement without the consent of Employee, including without limitation to any Affiliate or successor (whether by merger, purchase or otherwise) to all or substantially all of the equity, assets or businesses of Company and any assign of Company shall be deemed the “Company” for purposes of interpreting this Agreement.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(a)                                 Notices.  For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered, or mailed by certified mail, return receipt requested by nationally recognized overnight or second-day delivery service with proof of receipt maintained, at the following addresses (or any other address that any party may designate by written notice to the other party, in accordance herewith, except that such notice shall be effective only upon receipt):

If to the Company, to:	Philadelphia Energy Solutions LLC 3144 W. Passyunk Avenue Philadelphia, PA 19145

with copies (which shall not constitute notice) to:	Vinson & Elkins LLP 666 Fifth Avenue, 26th Floor New York, NY 10103 Attention: Michael Swidler; David D’Alessandro

If to the Employee, to:	[NAME AND ADDRESS]

with copies (which shall not constitute notice) to:	Hodgson Russ LLP The Guaranty Building 140 Pearl Street Buffalo, NY 14202 Attention: Paul Comeau

Any such notice shall, if delivered personally, be deemed received upon delivery; shall, if delivered by certified mail, be deemed received upon the earlier of actual receipt thereof or five Business Days after the date of deposit in the United States mail, as the case may be; and shall, if delivered by nationally recognized overnight or second-day delivery service, be deemed received on the second Business Day after the date of deposit with the delivery service.

9.2                               Indemnification.  The Company shall provide indemnification to Employee as provided for under the Company LLC Agreement.

9.3                               No Waiver.  No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

9.4                               Severability.  If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

9.5                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

9.6                               Withholding of Taxes and Other Employee Deductions.  Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other employee deductions made with respect to Company’s employees generally.

9.7                               Headings.  The Article and Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

9.8                               Effect of Termination of Employment Relationship.  The provisions of Articles IV, V, VI, VII, VIII and IX, and those provisions necessary to interpret and apply them, shall survive any termination of this Agreement.

9.9                               Entire Agreement.  Except as provided in the written plans and programs referenced in Section 3.6, the Company LLC Agreement, the Subscription Agreement, the Unit Option Agreement, the Incentive Unit Award Agreement, and any other agreements executed between the parties on, or as of, the Effective Date, this Agreement constitutes the entire agreement of the parties with regard to the subject matters hereof and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the employment of Employee by Company.  Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matters hereof are hereby null and void and of no further force and effect, and this Agreement shall supersede all other agreements, written or oral, that purport to govern the terms of Employee’s employment (including Employee’s compensation) with Company or any of its Affiliates.

9.10                        Modification; Waiver.  Any modification to or waiver of this Agreement will be effective only if it is in writing and signed by the party to be charged.

9.11                        Advice of Counsel.  Employee acknowledges that Employee has been instructed to, and has had adequate opportunity to obtain, the advice of his own counsel in connection with this Agreement.

9.12                        Section 409A of the Code.  Notwithstanding any provision of this Agreement to the contrary, if Employee is considered a “specified employee” upon his termination from employment under such procedures as established by Company in accordance with the limitations and requirements set forth in Section 409A of the Code, the regulations promulgated thereunder, and any additional guidance issued by the Internal Revenue Service related thereto (the “Nonqualified  Deferred Compensation Rules”), then any portion of a cash or benefit distribution made upon such a termination from employment that would cause the acceleration of, or an addition to, any taxes pursuant to the Nonqualified Deferred Compensation Rules may not commence earlier than six months after the date of such termination from employment; any payments or benefits that would be exempt from the Nonqualified Deferred Compensation Rules shall be paid in accordance with the original schedules noted in other sections of this Agreement.  Therefore, in the event this Section 9.12 is applicable to Employee, any distribution which would cause the acceleration of, or an addition to, any taxes pursuant to the Nonqualified Deferred Compensation Rules that would otherwise have been paid to Employee within the first six months following Employee’s termination from employment shall be accumulated and paid to Employee in a lump sum, without interest, on the first day of the seventh month following his termination from employment.  All subsequent distributions, if any, shall be paid in the manner otherwise specified herein.  If any provision of this Agreement does not satisfy the requirements of Section 409A of the Code, then such provision shall nevertheless be applied in a manner consistent with those requirements.  In no event whatsoever shall Company be liable for any tax, interest or penalties that may be imposed on Employee under Section 409A of the Code.  Each payment under this Agreement is intended to be a “separate payment” and not a series of payments for purposes of Section 409A of the Code.  Any payments or reimbursements of any expenses provided for under this Agreement shall be made in accordance with Treas. Reg. §1.409A-3(i)(1)(iv).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of December 6, 2012, effective as of the Effective Date.

PHILADELPHIA ENERGY SOLUTIONS LLC

By:

Name:

Title:

EMPLOYEE

[NAME]

[Signature Page to [         ] Employment Agreement]

Exhibit A

A-1

Exhibit B

B-1

Exhibit C-1

Material Terms of Subscription Agreement

Units Purchased	• Number of Transaction Bonus Units set forth on Exhibit A

Purchase Price	• $1,000 per Common Unit

Representations and Warranties	• Customary representations and warranties for Employee and Company

Repurchase Right

•                  Company has option to repurchase some or all of the outstanding Common Units held (or subsequently transferred) by Employee for fair market value (as determined under the Common Unit Subscription Agreement) upon the termination of Employee’s employment for Cause or Employee’s resignation without Good Reason.

•                  “Fair Market Value” to be equal to the amount that would be distributable to the holders of such units if the company market value determined at the time of such valuation were distributed to the holders of all of the membership interests of Company in complete liquidation pursuant to the rights and preferences set forth in the Company LLC Agreement as in effect immediately prior to such valuation.

LLC Agreement	• Employee agrees to be bound by the terms of the Company LLC Agreement including, without limitation, the restrictions on transfer and “drag along” rights therein.

Exhibit C-2

Material Terms of Promissory Note

Initial Loan Amount	• Aggregate amount of loans for Employee set forth on Exhibit A.

Interest Rate	• 5% per annum, compounded daily.

Repayment Terms

•                                          Entire outstanding loan balance will become due on the fifth anniversary of Closing.

•                                          All distributions (other than tax distributions) or proceeds from sale or disposition Employee would be entitled to in respect of Common Units or Incentive Units will be withheld or remitted by Employee (as applicable) and applied toward the outstanding loan balance until the loan has been fully-satisfied.

•                                          One-half of the amount of each bonus Employee becomes entitled to receive pursuant to Section 3.2 or 3.3 of the Employment Agreement will be withheld and applied to the outstanding loan balance until the loan has been fully-satisfied.

•                  Entire outstanding loan balance accelerates and becomes immediately due upon termination of Employee’s employment for any reason, Employee’s default on the terms of the Promissory Note or the consummation of an initial public offering.

Prepayment	• Employee shall be entitled to pre-pay some or all of the outstanding loan balance at any time without penalty.

Recourse	• Entire loan will be full-recourse.

Exhibit C-3

Material Terms of Incentive Unit Award Agreement

Number of Units	• Number of Incentive Units set forth on Exhibit A

Vesting

•                  20% vest on each of first five anniversaries of the Closing.

•                  Vesting accelerates in full upon Change of Control (as defined in the Incentive Unit Agreement) or Qualifying IPO (as defined in the Company LLC Agreement).

•                  Additional one-year vesting upon termination due to death or disability.

Forfeiture	• All unvested incentive units will be forfeited automatically upon termination of Employee’s employment for any reason.

Repurchase Option

•                  All Incentive Units (including vested) will be forfeited upon Employee’s termination for Cause.

•                  Company has option to repurchase some or all of the vested Incentive Units held (or subsequently transferred) by Employee for fair market value upon (as determined under the Incentive Unit Agreement) the termination of Employee’s employment for any other reason.

•                  “Fair Market Value” to be equal to the amount that would be distributable to the holders of such units if the company market value determined at the time of such valuation were distributed to the holders of all of the membership interests of Company in complete liquidation pursuant to the rights and preferences set forth in the Company LLC Agreement as in effect immediately prior to such valuation.

LLC Agreement	• Employee agrees to be bound by the terms of the Company LLC Agreement including, without limitation, the restrictions on transfer and “drag along” rights therein

EXHIBIT D

FORM OF RELEASE AGREEMENT

This Release Agreement (this “Agreement”) constitutes the release referred to in that certain Employment Agreement (the “Employment Agreement”) dated as of December       , 2012, by and among [              ] (“Employee”) and Philadelphia Energy Solutions LLC “Company”).

(a) For good and valuable consideration, including the Company’s provision of a severance payment to Employee in accordance with Section 6.2 of the Employment Agreement, Employee hereby releases, discharges and forever acquits the Company and each of its affiliates and subsidiaries (the “Company Group”) and the past, present and future stockholders, members, partners, directors, officers, managers, employees, agents, insurers, attorneys, heirs, representatives, successors and assigns each member of the Company Group, as well as all employee benefit plans maintained by any member of the Company Group and all fiduciaries and administrators of any such plans, in their personal and representative capacities (collectively, the “Company Parties”), from liability for, and hereby waives, any and all claims, damages, or causes of action of any kind related to Employee’s employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter on or prior to the date of the execution of this Agreement including without limitation any alleged violation through the date of this Agreement of:  (i) the Age Discrimination in Employment Act of 1967, as amended; (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) the Civil Rights Act of 1991; (iv) Section 1981 through 1988 of Title 42 of the United States Code, as amended; (v) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (vi) the Immigration Reform Control Act, as amended; (vii) the Americans with Disabilities Act of 1990, as amended; (viii) the National Labor Relations Act, as amended; (ix) the Occupational Safety and Health Act, as amended; (x) the Family and Medical Leave Act of 1993; (xi) any anti-discrimination or anti-retaliation law; (xii) any wage and hour law (xiii) any other local, state or federal law, regulation or ordinance; (xiv) any public policy, contract, tort, or common law claim; (xv) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters; (xvi) any and all rights, benefits or claims Employee may have under any employment contract, incentive compensation plan or stock option plan with any Company Party or to any ownership interest in any Company Party except as expressly provided in the Employment Agreement and any stock option or other equity compensation agreement between Employee and Philadelphia Energy Solutions LLC, a limited liability company organized under the laws of Delaware and (xvii) any claim for compensation or benefits of any kind not expressly set forth in Section 6.2 of the Employment Agreement (collectively, the “Released Claims”).  In no event shall the Released Claims include (a) any claim which arises after the date of this Agreement, (b) any claim to vested benefits under an employee benefit plan governed by ERISA, or (c) any claims for contractual severance payments under Section 6.2 of the Employment Agreement.  Further, the parties expressly acknowledge that Employee retains the following equity interests, which are not waived by this Agreement, and which continue to be governed by the agreement and/or plan through which they were awarded:  [summary of equity ownership and agreement(s)/plan(s) that is/are source(s) of entitlement (including any applicable award agreements and the rights therein that survive such termination) will be specified].  This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious.  Rather, Employee is simply agreeing that, in exchange for the consideration recited in the first sentence of this paragraph, any and all potential claims of this nature that Employee may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived.  By signing this Agreement, Employee is bound by it.  Anyone who succeeds to Employee’s rights and responsibilities, such as heirs or the executor of Employee’s estate, is also bound by this Agreement.  This release also applies to any claims brought by any person or agency or class action under which Employee may have a right or benefit.  Notwithstanding the release of liability contained herein, nothing in this Agreement prevents Employee from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or participating in any investigation or proceeding conducted by the EEOC or comparable state or local agency; however, Employee understands and agrees that Employee is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC or comparable state or local agency proceeding or subsequent legal actions.  THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

(b)                                 Employee agrees not to bring or join any lawsuit against any of the Company Parties in any court relating to any of the Released Claims.  Employee represents that Employee has not brought or joined any lawsuit or filed any charge or claim against any of the Company Parties in any court or before any government agency and has made no assignment of any rights Employee has asserted or may have against any of the Company Parties to any person or entity, in each case, with respect to any Released Claims.

(c)                                  By executing and delivering this Agreement, Employee acknowledges that:

(i)                                     Employee has carefully read this Agreement;

(ii)                                 Employee has had at least [twenty-one (21)] [forty-five (45)] days to consider this Agreement before the execution and delivery hereof to the Company [Add if 45 days applies: , and he acknowledges that attached to this Agreement are (1) a list of the positions and ages of those employees selected for termination (or participation in the exit incentive or other employment termination program); (2) a list of the ages of those employees not selected for termination (or participation in such program); and (3) information about the unit affected by the employment termination program of which his termination was a part, including any eligibility factors for such program and any time limits applicable to such program];

(iii)                             Employee has been and hereby is advised in writing that Employee may, at Employee’s option, discuss this Agreement with an attorney of Employee’s choice and that Employee has had adequate opportunity to do so;

(iv)                              Employee fully understands the final and binding effect of this Agreement; the only promises made to Employee to sign this Agreement are those stated in the Employment Agreement herein; and Employee is signing this Agreement voluntarily and of Employee’s own free will, and that Employee understands and agrees to each of the terms of this Agreement; and

(v)                                 With the exception of any sums that Employee may be owed pursuant to Section 6.2 of the Employment Agreement, Employee has been paid all wages and other compensation to which Employee is entitled under the Agreement and received all leaves (paid and unpaid) to which Employee was entitled during his employment with the Company and any other member of the Company Group.

Notwithstanding the initial effectiveness of this Agreement, Employee may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven-day period beginning on the date Employee delivers this Agreement to the Company (such seven day period being referred to herein as the “Release Revocation Period”).  To be effective, such revocation must be in writing signed by Employee and must be received by                before 11:59 p.m., New York, New York time, on the last day of the Release Revocation Period.  If an effective revocation is delivered in the foregoing manner and timeframe, this Agreement shall be of no force or effect and shall be null and void ab initio.  No consideration shall be paid if this Agreement is revoked by Employee in the foregoing manner.

Executed on this                          day of                             ,             .

[NAME]